Exhibit 10.14

TRANSOCEAN PARTNERS

LLC

EXECUTIVE SEVERANCE POLICY

1	POLICY

The Company will provide Participants who experience an Eligible Termination with certain severance benefits as defined herein. Whether a termination is an Eligible Termination will be determined by the Committee in its sole discretion.

2	PURPOSE

The purpose of this policy is to define the executive severance policy of the Company.

3	DEFINITIONS

The following terms as used in this policy shall have the following meaning:

“Affiliate” shall mean with respect to the Company, any corporation, partnership, trust, association, limited liability company, joint venture, joint-stock company or any other entity or organization, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean Participant’s (1) willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (2) willful engagement in conduct which is materially and demonstrably injurious to the Company or its Affiliates, monetarily or otherwise, or (3) indictment of a felony or a misdemeanor involving moral turpitude. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Board or a committee of the Board as may be designated by the Board to administer this policy.

“Company” shall mean Transocean Partners LLC.

“Confidential Information” shall mean information: (i) disclosed to or known by Participant as a consequence of or through Participant’s employment with the Company or its Affiliates; (ii) not generally known outside the Company or its Affiliates; and (iii) which relates to any aspect of the Company or its Affiliates or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s or its Affiliates’ trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by the Company or any of its Affiliates, investments made by the Company or any of its Affiliates, and any information provided to the Company or any of its Affiliates by a third party under restrictions against disclosure or use by the Company or any of its Affiliates or others.

“Eligible Termination” shall mean (i) an involuntary separation from service from the Company and all Affiliates that is not for Cause and (ii) a voluntary separation from service from the Company and all Affiliates for Good Reason.

“Good Reason” means (1) a diminution of Participant’s duties or responsibilities, or a demotion of Participant’s position, to such an extent or in such a manner as to relegate Participant to a position not substantially similar to that which he or she held prior to such reduction or change or (2) a material reduction in Participant’s base salary or annual incentive plan opportunities, other than in connection with such reductions that are applicable to the Company’s or its Affiliate’s executives as a group. The Committee shall have the sole discretion to determine whether Participant’s termination is for Good Reason, provided that Participant shall not be considered to have terminated for Good Reason unless Participant notifies the Company in writing within 30 days of the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of such notice and Participant terminates employment no later than 90 days after the date the event giving rise to Good Reason occurred.

“Participant” shall mean the Chief Executive Officer of the Company and an executive officer who meets with eligibility requirements of Section 4.

“Severance Benefits” shall mean the benefits described in Sections 6.2 and 6.3 of this policy.

“Termination Date” shall mean the date on which Participant separates from service with the Company and/or its Affiliates in accordance with U.S. Treasury Regulation 1.409A-1(h)(1)(ii).

“Revocation Period” shall mean seven (7) days following Participant’s execution of the waiver, release and separation agreement, or such other period approved by the Committee, during which period Participant may revoke Participant’s execution of such agreement.

4	ELIGIBILITY

This policy shall apply to the Chief Executive Officer of the Company and any other executive officer of the Company who is approved by the Committee for eligibility. No benefit shall be payable under this policy to employees who enter into separate written severance agreements with the Company or an Affiliate and who are entitled to receive severance payments thereunder as a result of their termination of employment. Without limiting the generality of the foregoing, an officer position held by an individual in any Affiliate of the Company shall not be considered in the determination of whether such individual is a Participant for purposes of this policy.

5	PARTICIPATION

As a condition precedent to receiving the Severance Benefits, Participant will be required to execute and return to the Company a binding waiver, release and separation agreement in the form approved by the Committee no later than the fiftieth (50th) day following Participant’s Termination Date, or such other period approved by the Committee. If Participant fails to timely execute and return the waiver, release and separation agreement in accordance with the previous sentence, or revokes such waiver, release and separation agreement within the Revocation Period, Participant shall forfeit all Severance Benefits.

6	SEVERANCE BENEFITS

A Participant who experiences an Eligible Termination shall be provided the following payments, benefits and other services as hereinafter defined.

6.1	Base Salary

The Company will pay base salary for the period ending on the Termination Date.

6.2	Bonus

The Company will pay Participant a lump sum amount 60 days after the Termination Date equal to a pro-rata share of Participant’s target bonus opportunity as calculated from the first day of the performance period through the Termination Date, to the extent not otherwise payable.

6.3	Severance

The Company will pay Participant a lump sum cash severance payment 60 days after the Termination Date equal to one year’s base salary calculated using the annual salary rate in effect for Participant immediately prior to the Termination Date.

6.4	Outplacement

Participant will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources’ practice concerning use of outplacement services, and in no event should exceed a cost to the Company of 5% of the base annual salary of Participant immediately prior to the Termination Date. In no event shall such outplacement benefits end later than the last day of the second calendar year that begins after the Termination Date.

6.5	Other Benefits

Any other termination benefits will be managed consistent with current severance practices for non- executive employees.

7	NON-DISPARAGEMENT, NON-SOLICITATION AND CONFIDENTIALITY

A Participant must agree to the following restrictive covenants under the Waiver, Release and Separation Agreement as a condition to the receipt of the Severance Benefits:

7.1	Non-Disparagement

Participant shall agree that, in acting alone or in concert with others, he will not (i) publicly criticize or disparage the Company or its Affiliates or any of their officers, employees, directors or agents, or privately criticize or disparage the Company or its Affiliates or any of their officers, employees, directors or agents in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its Affiliates; (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or its Affiliates; (iii) commit damage to the property of the Company or its Affiliates or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or its Affiliates; or (iv) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or its Affiliates or inconsistent with fostering the goodwill of the Company or its Affiliates; provided, however, that nothing in this paragraph shall apply to or restrict in any way the communication of information by Participant to any state or federal law enforcement agency or require notice to the Company or its Affiliates thereof, and Participant will not be in breach of the covenant contained in (ii) above solely by reason of Participant’s testimony which is compelled by process of law.

7.2	Non-Solicitation of Customers

Participant shall agree that, during the one year period beginning on Participant’s Termination Date, Participant will not directly or indirectly, on Participant’s own behalf or on behalf of others, solicit or accept any business producing or providing products or services which the Company or any of its Affiliates produces or provides from any person that was a customer or client or prospective customer or client of the Company or its Affiliates during the period during which Participant was employed with the Company or its Affiliates.

7.3	Non-Solicitation of Employees

Participant shall agree that during the one year period beginning on Participant’s Termination Date, Participant will not either directly or indirectly, on Participant’s own behalf or on behalf of others, hire, solicit, induce, recruit or encourage any of the employees of the Company or its Affiliates to leave their employment, or attempt to solicit, induce, recruit, or hire employees of the Company or its Affiliates.

7.4	Confidential Information

Participant shall agree that Participant will not, except as the Company or its Affiliates may otherwise consent or direct in writing, reveal, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or any of its Affiliates, or authorize anyone else to do these things at any time whether during or subsequent to Participant’s employment with the Company or its Affiliates. This Section 7.4 shall continue in full force and effect after termination of Participant’s employment. Participant shall continue to be obligated under this Section 7.4 not to use or to disclose Confidential Information of the Company or any of its Affiliates so long as it shall not be publicly available. Participant’s obligations under this Section 7.4 with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information include matters that Participant conceives or develops, as well as matters Participant learns from other employees of the Company or any of its Affiliates.

8	SECTION 409A

This policy is intended to comply with the provision of Section 409A of the Code and applicable Treasury authorities (“Section 409”) and all provisions of this policy shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event a Participant is a “specified employee” of a publicly traded corporation for purposes of Section 409A, any severance payments pursuant to any arrangement with the Company, to the extent the Company determines such amounts are not short-term deferrals, involuntary separation pay or otherwise exempt from the application of Section 409A, shall be delayed until the earlier of the date six months and two days following Participant’s Termination Date, (ii) the date of Participant’s death or (iii) such earlier date as complies with the requirements of Section 409A.

9	RESPONSIBILITY; ADMINISTRATION

Except as otherwise stated herein, this policy will be administered by the Committee or its designee, who shall have full and final authority, subject to the express provisions of the policy, with respect to determination of eligibility including, but not limited to, the authority to construe and interpret the provisions of the policy. This policy is subject to review, change or cancellation at any time at the sole discretion of the Committee.

10	EFFECTIVE DATE

This policy is effective on the date of the initial public offering of the common units of the Company.